TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

RF Odyssey Inc. (A Development Stage Company)

We consent to the use of our report dated September 10, 2004, on the balance sheet of RF Odyssey Inc. (A Development Stage Company), as of June 30, 2004, and the related statements of operations, cash flows and stockholders' deficiency from March 2, 2004 (Date of Incorporation) to June 30, 2004, included in this Form F-1 registration statement dated October 22, 2004.  We also consent to the reference to our firm under the heading "Statement by Experts" in Item 10 G. of the registration statement.  Our report dated September 10, 2004 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

“Amisano Hanson”
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
October 22, 2004

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net